Exhibit 99.1
Kaiser Aluminum Corporation Reports
Second Quarter and First Half 2018 Financial Results

Second Quarter 2018 Highlights:

•	Net Sales $415 Million; Value Added Revenue $210 Million

•	Net Income $21 Million; Adjusted EBITDA $55 Million; Adjusted EBITDA Margin 26.0%

•	Moderating Aerospace Destocking; Continued Strong Automotive and General Engineering Demand

•	Record Shipments Driven By Strong Demand and Recent Capital Investments

•	Higher Year-Over-Year Metal and Freight Costs Continued to Compress Margins

•	Price Increases Implemented to Address Rising Metal and Freight Costs

First Six Months 2018 Highlights:

•	Net Sales $803 Million; Value Added Revenue $413 Million

•	Net Income $46 Million; Adjusted EBITDA $103 Million; Adjusted EBITDA Margin 24.9%

•	Higher Metal and Freight Costs Had a Significant Adverse Impact on Margins

•	Improving Underlying Manufacturing Cost Efficiencies

FOOTHILL RANCH, Calif., July 23, 2018 - Kaiser Aluminum Corporation (NASDAQ:KALU) today announced second quarter 2018 results, reporting net income of $21 million or $1.22 earnings per diluted share, compared to net income and earnings per diluted share of $5 million and $0.27 respectively for the prior year period. Excluding the impact of non-run-rate items, adjusted net income was $28 million or $1.68 per diluted share, for the second quarter 2018, compared to adjusted net income of $25 million or $1.47 per diluted share, for the second quarter 2017, reflecting the impact of a lower corporate tax rate in 2018.

For the first half 2018, the Company reported net income of $46 million, or $2.74 earnings per diluted share, compared to net income of $41 million, or $2.34 per diluted share, in the prior year period. Excluding the impact of non-run-rate items, adjusted net income increased to $56 million, or $3.28 earnings per diluted share, for the first half 2018 compared to adjusted net income of $52 million, or $2.99 earnings per diluted share, for the prior year period. The year-on-year improvement was primarily due to the impact of a lower corporate tax rate in 2018.

Second Quarter and First Half 2018 Summary

“Solid second quarter 2018 results were driven by strong demand and record shipments. In addition, aggressive price increases implemented in April and May began to offset the severe margin compression from high metal and freight costs. The continued benefit from favorable spreads on scrap raw material purchases further cushioned the impact of rising costs on adjusted EBITDA margin,” said Jack A. Hockema, Chairman and Chief Executive Officer.

“Record shipments in the second quarter 2018 reflected continued demand growth for our general engineering applications, continued growth in automotive extrusion content, improving demand for commercial aerospace applications as supply chain destocking moderates, and the benefits of increased capacity from recent investments.

“During the quarter the Trentwood modernization project continued with the implementation of practice changes for new processes and installation of handling equipment at the light gauge furnace. While we experienced inefficiencies in the second quarter related to this work, we are realizing underlying manufacturing efficiency and capacity benefits from the investments and we expect continuing improvement as we finalize the project work,” stated Mr. Hockema.

Second Quarter and First Half 2018 Consolidated Results
(Unaudited)*
(In millions of dollars, except shipments, realized price and per share amounts)

	Quarterly			Six Months
	2Q18	1Q18	2Q17	1H18	1H17

Shipments (millions of lbs.)	169	166	160	335	323

Net sales	$415	$388	$356	$803	$712
Less hedged cost of alloyed metal[1]	(205)	(185)	(154)	(391)	(306)
Value added revenue	$210	$203	$202	$413	$406

Realized price per pound ($/lb.)
Net sales	$2.46	$2.34	$2.23	$2.40	$2.20
Less hedged cost of alloyed metal	(1.22)	(1.12)	(0.96)	(1.17)	(0.94)
Value added revenue	$1.24	$1.22	$1.27	$1.23	$1.26

As reported
Operating income[2]	$35	$37	$13	$72	$72
Net income	$21	$26	$5	$46	$41
EPS, diluted[3]	$1.22	$1.51	$0.27	$2.74	$2.34

Adjusted[4]
Operating income	$44	$38	$44	$81	$89
EBITDA[5]	$55	$48	$54	$103	$108
EBITDA margin[6]	26.0%	23.8%	26.7%	24.9%	26.6%
Net income	$28	$27	$25	$56	$52
EPS, diluted[3]	$1.68	$1.60	$1.47	$3.28	$2.99

[1] Hedged cost of alloyed metal is our Midwest transaction price of aluminum plus the price of alloying elements plus any realized gains and/or losses on settled hedges, related to the metal sold in the referenced period.

[2] 2017 restated to reflect the retrospective adoption of ASU 2017-07.
[3] Diluted shares for EPS calculated using treasury method.
[4] Adjusted numbers exclude non-run-rate items (for all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures).
[5] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[6] Adjusted EBITDA margin = Adjusted EBITDA as a percent of Value Added Revenue.

*Please refer to GAAP financial statements.
Totals may not sum due to rounding.

Second Quarter 2018

Net sales for the second quarter 2018 were $415 million, an increase of approximately 17% from $356 million in the prior year period, reflecting 6% higher shipments and a 10% increase in average selling price per pound. The increase in average selling price reflected an approximately 27% increase in underlying contained metal cost and a 2% decline in value added revenue per pound.

Value added revenue (net sales less the hedged cost of alloyed metal) for the second quarter 2018 increased 4% to $210 million on record quarterly shipments compared to $202 million in the prior year period, due to strong demand in strategic end markets and incremental capacity from recent investments. Value added revenue for the Company's aerospace/high strength applications increased 3% to $114 million on a 2% increase in shipments reflecting continued underlying demand growth and moderating destocking in the aerospace supply chain. Value added revenue for automotive extrusions increased 4% to $32 million, reflecting an 11% increase in shipments driven by continued strong shipments for bumper programs. Value added revenue for general engineering applications increased 6% to $59 million as continued demand for the Company's applications led to a 6% increase in shipments.

Consolidated operating income as reported was $35 million in the second quarter 2018 compared to $13 million in the prior year. The second quarter 2017 included an $18 million non-cash, non-run-rate goodwill impairment. Adjusted for non-cash, non-run-rate items, consolidated operating income of $44 million was comparable to the prior year quarter. The favorable impact of record quarterly shipments and favorable scrap spreads was largely offset by escalating metal, freight, depreciation and overhead costs.

Adjusted consolidated EBITDA of $55 million in the second quarter 2018 improved slightly compared to $54 million in the prior year period. Adjusted EBITDA as a percentage of value added revenue was 26%, similar to the record 27% in the prior year period despite the margin compression from higher metal and freight costs.

First Half 2018

Net sales for the first half 2018 were $803 million, up approximately 13% from $712 million in the prior year period, reflecting 4% higher shipments and a 9% increase in average selling price per pound. The increase in average selling price reflected a 24% increase in contained metal costs per pound and a 2% decline in value added revenue per pound.

Value added revenue of $413 million for the first half 2018 increased 2% compared to $406 million in the prior year period. Aerospace/high strength value added revenue declined 1% to $221 million on a 2% decrease in shipments driven by the volume impact of destocking and revenue compression on non-contract sales due to escalating metal prices. Value added revenue for automotive extrusions increased 3% to $62 million reflecting a 8% increase in shipments; and value added revenue for general engineering applications increased 6% to $120 million as strong demand for the Company's applications led to a 5% increase in shipments.

Consolidated operating income as reported was $72 million in the first half 2018, comparable to the prior year period. Adjusted for non-cash, non-run-rate items, consolidated operating income of $81 million declined $8 million compared to the prior year period. Increased metal and freight costs and higher depreciation expense were only partially offset by the increase in shipment volume and favorable price spreads on scrap raw material purchases.

Adjusted consolidated EBITDA of $103 million in the first half 2018 declined $5 million compared to the prior year period. Adjusted EBITDA as a percentage of value added revenue was 25%, down from 27% in the first half 2017.

Cash Flow and Balance Sheet

During the first half 2018, in addition to funding normal operations the Company funded $36 million of capital expenditures, returned $38 million of cash to shareholders through dividends and share repurchases and made cash contributions to the Salaried VEBA and Union VEBA of $2.9 million and $12.8 million, respectively. The $12.8 million payment was the Company's final contribution to the Union VEBA. The Company will continue to make annual variable contributions to the Salaried VEBA with a maximum contribution of $2.9 million per year. As of June 30, 2018, total cash and cash equivalents and short-term investments were approximately $236 million and borrowing availability under the Company's Revolving Credit Facility was approximately $292 million.

Second Half and Full Year 2018 Outlook

“Our positive outlook that we reiterated during our first quarter 2018 earnings call remains unchanged," stated Mr. Hockema. "Demand for our automotive and general engineering products remains strong, and we anticipate improving demand for our aerospace applications as the supply chain destocking continues to moderate and as airframe manufacturers continue to ramp-up build rates to address the large nine-year order backlog. In addition, the increased U.S. defense spending and increased demand from U.S. allies strengthens the outlook for the F-35 Joint Strike Fighter, the F/A-18 Super Hornet and other military applications.

“We anticipate the full benefit of the second quarter price increases to be realized in the third quarter. However, the EBITDA margin benefit from price realization compared to the second quarter will be largely offset by higher planned major maintenance expense during the second half 2018, including costs related to a one-week outage for maintenance on the hot line and large stretcher at our Trentwood facility planned for the fourth quarter.

“For the full year 2018, we anticipate mid-single-digit growth in shipments and value added revenue with adjusted EBITDA margin in the mid-20 percent range. As the year continues to progress, we expect to achieve continued improvement in manufacturing cost efficiency as we further realize benefits from our recent capital investments,” concluded Mr. Hockema.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Tuesday, July 24, 2018, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss second quarter and first half 2018 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (844) 889-7783, and accessed internationally at (661) 378-9764. A link to the simultaneous webcast can be accessed on the Company's website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company's website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, custom automotive, general engineering, and other industrial applications. The Company's North American facilities produce value-added sheet, plate, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company's stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company's website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC's website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company's annual stockholders' meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

New Revenue Recognition Standard

The Company adopted ASC 606, the new revenue recognition accounting standard, during the first quarter 2018. For some of the Company's product sales, the past practice of recognizing revenue upon customer delivery is consistent with the new standard, and no change is necessary. However, for contract sales representing most of the Company's aerospace products and a substantial portion of its automotive products the new standard requires the Company to recognize revenue over time as manufacturing costs are incurred. The effect of this change in accounting standards is a timing issue. However, there could be variability in period-to-period comparisons, especially when comparing periods of 2018 under the new standard to 2017 and prior periods that reported results under the previous accounting standard. Adopting the new standard required a cumulative-effect adjustment to the Company’s opening balance sheet on January 1, 2018. For additional information and disclosure regarding the new accounting standard, please refer to the Company's quarterly report on Form 10-Q for the period ended June 30, 2018.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are value added revenue, adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.

Forward-Looking Statements

This press release contains statements based on management's current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) uncertainty with respect to the impact of trade sanctions and tariffs and the Company's ability to successfully increase prices and pursue additional pricing actions to mitigate the impact of high metal and freight costs, (b) the continuation of strong long-term demand growth for the Company’s aerospace, defense, automotive and general engineering applications and improvement in the Company’s manufacturing efficiencies; (c) the ability of the Company to identify and successfully execute strategic capital investments to facilitate growth in the Company’s results including internal and external growth opportunities; (d) the Company’s ability to achieve the level of shipments, profitable sales growth, capacity and capability expansions, manufacturing cost efficiencies, increasing operating leverage, productivity improvements, product quality enhancements or other benefits anticipated by management, including those anticipated from the Company’s strategic investments; (e) demand drivers and the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and growing demand for its products driven by higher airframe build rates; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company's ability to flex production consistent with changing demand levels; (g) the Company's ability to realize manufacturing throughput gains and efficiencies, identify and successfully implement continuous improvement initiatives, and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing cost efficiencies and product and manufacturing platform expansions as planned and by targeted completion dates; (h) the impact of the Company's future earnings, financial condition, capital requirements and other factors on future dividends or the repurchase of shares of the Co mpany's common stock and any decision by the Company's board of directors in regard to either; and (i) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2017. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED) (1)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(In millions of dollars, except share and per share amounts)
Net sales	$415.4	$356.3	$803.4	$711.6
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	343.4	289.6	660.1	552.3
Depreciation and amortization	10.9	9.5	21.4	19.1
Selling, general, administrative, research and development	26.4	26.3	50.0	50.0
Goodwill impairment	—	18.4	—	18.4
Other operating charges, net	—	—	0.1	—
Total costs and expenses	380.7	343.8	731.6	639.8
Operating income	34.7	12.5	71.8	71.8
Other (expense) income:
Interest expense	(5.7)	(5.5)	(11.3)	(11.1)
Other (expense) income, net	(0.5)	(0.1)	(0.4)	0.7
Income before income taxes	28.5	6.9	60.1	61.4
Income tax provision	(7.8)	(2.2)	(13.7)	(20.7)
Net income	$20.7	$4.7	$46.4	$40.7

Net income per common share:
Basic	$1.24	$0.28	$2.78	$2.37
Diluted[2]	$1.22	$0.27	$2.74	$2.34
Weighted-average number of common shares outstanding (in thousands):
Basic	16,685	17,003	16,696	17,193
Diluted[2]	16,905	17,201	16,962	17,418

Dividends declared per common share	$0.55	$0.50	$1.10	$1.00
1 Please refer to the Company's Form 10-Q for the quarter ended June 30, 2018 for detail regarding the items in the table.
2 Diluted shares are calculated using the treasury stock method.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED) (1)

	June 30, 2018	December 31, 2017
	(In millions of dollars, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$164.0	$51.1
Short-term investments	71.9	183.7
Receivables:
Trade receivables, net	191.2	165.0
Other	18.9	15.5
Contract assets	52.6	—
Inventories	177.2	207.9
Prepaid expenses and other current assets	29.0	33.4
Total current assets	704.8	656.6
Property, plant and equipment, net	584.2	571.4
Deferred tax assets, net	51.5	72.0
Intangible assets, net	24.3	25.0
Goodwill	18.8	18.8
Other assets	40.2	41.4
Total	$1,423.8	$1,385.2
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$132.0	$90.0
Accrued salaries, wages and related expenses	32.2	42.6
Other accrued liabilities	29.9	40.5
Total current liabilities	194.1	173.1
Net liabilities of Salaried VEBA	31.8	31.9
Deferred tax liabilities	4.3	4.3
Long-term liabilities	62.6	60.0
Long-term debt	370.0	369.6
Total liabilities	662.8	638.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2018 and December 31, 2017; no shares were issued and outstanding at June 30, 2018 and December 31, 2017	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2018 and at December 31, 2017; 22,471,592 shares issued and 16,665,941 shares outstanding at June 30, 2018; 22,393,537 shares issued and 16,773,586 shares outstanding at December 31, 2017	0.2	0.2
Additional paid in capital	1,054.7	1,055.9
Retained earnings	123.1	85.5
Treasury stock, at cost, 5,805,651 shares at June 30, 2018 and 5,619,951 shares at December 31, 2017, respectively	(378.0)	(358.6)
Accumulated other comprehensive loss	(39.0)	(36.7)
Total stockholders' equity	761.0	746.3
Total	$1,423.8	$1,385.2
1 Please refer to the Company's Form 10-Q for the quarter ended June 30, 2018 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated
(Unaudited)
(In millions of dollars, except share and per share amounts)

		Quarterly
	2Q18	1Q18	4Q17	3Q17	2Q17	1Q17

GAAP net income	$20.7	$25.7	$(15.2)	$19.9	$4.7	$36.0
Interest expense	5.7	5.6	5.8	5.3	5.5	5.6
Other expense (income), net	0.5	(0.1)	0.5	0.2	0.1	(0.8)
Income tax provision	7.8	5.9	50.8	16.1	2.2	18.5
GAAP operating income [1]	34.7	37.1	41.9	41.5	12.5	59.3
Mark-to-market losses (gains)	5.5	6.3	(5.4)	(10.8)	11.9	(15.1)
Goodwill impairment	—	—	—	—	18.4	—
Other operating NRR losses (gains) [1,2,3]	3.5	(5.7)	0.7	2.1	1.6	0.5
Operating income, excluding operating NRR items	43.7	37.7	37.2	32.8	44.4	44.7
Depreciation and Amortization	10.9	10.5	10.4	10.2	9.5	9.6
Adjusted EBITDA [4]	$54.6	$48.2	$47.6	$43.0	$53.9	$54.3

GAAP net income (loss)	$20.7	$25.7	$(15.2)	$19.9	$4.7	$36.0
Operating NRR Items [1]	9.0	0.6	(4.7)	(8.7)	31.9	(14.6)
Non-Operating NRR Items [1]	1.5	1.5	1.9	1.7	1.1	(0.2)
Tax impact of above NRR Items	(2.8)	(0.5)	1.2	2.6	(12.4)	5.5
NRR Tax Charge	—	—	37.2	—	—	—
Adjusted net income	$28.4	$27.3	$20.4	$15.5	$25.3	$26.7

GAAP earnings (loss) per diluted share [5]	$1.22	$1.51	$(0.90)	$1.16	$0.27	$2.04
Adjusted earnings per diluted share [5]	$1.68	$1.60	$1.22	$0.90	$1.47	$1.52

[1] 2017 restated to reflect the retrospective adoption of ASU 2017-07.
2 NRR is an abbreviation for Non-Run-Rate; NRR items are pre-tax.
[3] Other operating NRR items primarily represent the impact of non-cash net periodic benefit cost (income) related to the salaried VEBA, adjustments to plant-level LIFO, lower of cost or market, environmental expenses, workers' compensation cost (benefit) due to discounting and impairment losses.

[4] Adjusted EBITDA = Consolidated Operating Income before non-run-rate plus Depreciation and Amortization.
[5] Diluted shares for EPS calculated using treasury method.